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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                         ---------------

                            FORM 8-K

                         CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities
                      Exchange Act of 1934



                         ---------------


        Date of Report (Date of earliest event reported):
                        January 22, 2001



                     STEEL TECHNOLOGIES INC.
     (Exact name of registrant as specified in its charter)



          Kentucky                 0-14061           61-0712014
(State or other jurisdiction  (Commission File     (IRS Employer
of incorporation or organization)  Number)      Identification No.)



          15415 Shelbyville Road, Louisville, KY  40245
            (Address of principal executive offices)

                         (502) 245-2110
      (Registrant's telephone number, including area code)


                         Not Applicable
  (Former name or former address, if changed since last report)


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

Item 7.   Financial Statements, Pro Forma Financial Information
          and Exhibits.
          -----------------------------------------------------

(c)  Exhibits.
     --------

     The following exhibit is filed as a part of this report:

Exhibit
Number              Description of Exhibit
-------             ----------------------

  99      --   Press Release dated January 22, 2001, of
               Steel Technologies Inc.


Item 9.   Regulation FD Disclosure.
          ------------------------

     On January 22, 2001, Steel Technologies Inc. issued a press release with respect to earnings for the first fiscal quarter ended December 31, 2000, and certain one-time charges to be taken in its second quarter of fiscal 2001 including the planned idling of operations at the Decatur, Alabama, steel processing facility owned by its 50 percent owned joint venture, Mi-Tech Steel, Inc. A copy of such press release is attached hereto as Exhibit 99 and incorporated herein by reference.

                           Signatures
                           ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 22, 2001


                              STEEL TECHNOLOGIES INC.



                              By: /s/ Joseph P. Bellino
                                 --------------------------------
                                 Joseph P. Bellino
                                 Chief Financial Officer
                                   and Treasurer

                        INDEX TO EXHIBITS


Exhibit
Number                   Description of Exhibits
-------                  -----------------------

 99       --   Press Release dated January 22, 2001, of
               Steel Technologies Inc.

Contact:  Bradford T. Ray               Joseph P. Bellino
          Chief Executive Officer       Chief Financial Officer
          502/245-2110                  502/245-2110

     STEEL TECHNOLOGIES INC. ANNOUNCES FIRST QUARTER RESULTS

                          ------------

REPORTS EARNINGS OF $. 17 PER DILUTED SHARE; COMMENTS ON EXPECTED
     ONE-TIME JOINT VENTURE CHARGES; REMAINS ACTIVE IN SHARE
                       REPURCHASE PROGRAM

LOUISVILLE, Ky. (January 22, 2001) - Steel Technologies Inc. (Nasdaq/NM: STTX) today reported results for the first quarter of fiscal 2001. For the three months ended December 31, 2000, sales rose 6% to a record $110,861,000 compared with sales of $104,890,000 for the first quarter of fiscal 2000. Net income for the first quarter of fiscal 2001 was $1,782,000 or $.17 per diluted share compared with net income of $3,651,000 or $.33 per diluted share in the same period last year.

     "Earnings for the first quarter, although down from last year's record results, showed marked improvement sequentially from our fourth quarter 2000," said Bradford T. Ray, Vice Chairman and Chief Executive Officer. "Our volume in the quarter was strong, although in December we began to feel the impact of the softening economy beyond the normal seasonal levels. Our current outlook indicates much softer demand through the balance of our fiscal 2001, led by the pronounced reductions in automotive production schedules. We have offset some of these economic factors with increased market share and we continue to leverage our resources and our network of strategic operations successfully to capitalize on industry consolidations and outsourcing trends.

     "Our marketing position and strong financial structure continue to create significant opportunities for the Company. With effective working capital management, we have reduced our debt and we should see the benefits of these actions over the balance of the current fiscal year. In addition, with the softer demand, we have adjusted our operating schedules and swiftly reduced operating expenses. We will benefit from these initiatives once the current business cycle turns more favorable," concluded Mr. Ray.

     The Company also reported that, in its second fiscal quarter ending March 31, 2001, it will take certain one-time charges relating to recent strategic initiatives primarily involving its joint venture operations. Previously, the Company had announced that it is idling its Decatur, Alabama, pickle line production at its Mi-Tech Steel, Inc. joint venture. Mi-Tech Steel is a 50/50 joint venture between the Company and Mitsui Steel Development Co., Inc., a U.S. subsidiary of Mitsui and Co., Ltd. of Tokyo, Japan. Upon completion of its evaluation, Mi-Tech Steel has decided to idle the entire operation in Decatur, Alabama, including pickling, slitting and distribution. Mi-Tech Steel expects current orders to be filled through the end of the second quarter at which time the facility would discontinue operations.

     "The current business environment does not support the steel processing operation in Decatur and it has become evident that this move is necessary to promote the growth and vitality of the two other successful Mi-Tech Steel operations," added Stuart N. Ray, President and Chief Operating Officer of Mi-Tech Steel. "We determined that this strategic initiative will allow Mi-Tech Steel to better focus its resources on the success achieved at our Murfreesboro, Tennessee, and Greensburg, Indiana, operations.

     "We expect that Mi-Tech Steel will continue to be a significant contributor to the parent companies," concluded Mi-
Tech Steel's Mr. Ray.

     Steel Technologies' share of net losses after taxes during the second fiscal quarter are expected to range from $7.0 million to $8.0 million, or $.70 to $.80 per diluted share, and include asset impairment charges related to the sale of certain assets at the Decatur facility, as well as the write-down of other joint venture investments. In addition, these estimates include the Mi-Tech Steel's share of the net operating losses expected in the second fiscal quarter as the Decatur facility winds down.

     As reported in Steel Technologies' 2000 Annual Report, Mi-Tech Steel, Inc., reported sales of $152,698,000 and net income of $1,796,000 in fiscal 2000 ended September 30, 2000. Shareholders' equity of Mi-Tech Steel as of September 30, 2000, was $39,407,000. The Company reports 50% of the Mi-Tech Steel's net income in its statement of operations. In fiscal 2000, Mi-Tech Steel contributed $.08 per diluted share toward Steel Technologies' earnings of $.94 per diluted share. "Going forward, on an annualized basis, we expect Mi-Tech Steel's contributions to Steel Technologies' earnings per share to double over full year 2000 results," added Bradford T. Ray.

     The Company reported that it continues to repurchase its common shares under the repurchase program announced in 1998. From the inception of the program, the Company has repurchased approximately 1,785,000 shares of its common stock, including approximately 215,000 during the current quarter, which ended December 31, 2000. The current program authorizes repurchase of a total of 2.5 million shares. "We will continue to repurchase shares under certain market conditions as our Board of Directors views repurchase of Company shares as an attractive investment," concluded Bradford T. Ray.

     Steel Technologies processes flat-rolled steel to specified thickness, width, temper, finish and shape requirements for automotive, appliance, lawn and garden, agricultural, recreational, office equipment and railcar industries among others. The Company operates 16 production facilities located throughout the United States and Mexico, including three at Mi-Tech Steel, Inc. For the most recent fiscal year ended September 30, 2000, Steel Technologies reported sales of $461 million and net income of $10.2 million or $.94 per diluted share. More information about the Company may be found on the World Wide Web at www.steeltechnologies.com. A simulcast and replay of Steel Technologies' first quarter conference call may be accessed at the Company's web site or at www.streetevents.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today and a replay of the call will be available beginning at approximately noon Eastern Time and will run until February 23, 2001.


     STATEMENTS CONTAINED IN THIS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES (CONTAINED IN THE COMPANY'S SEC FILINGS), WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SEC FILINGS MAY BE OBTAINED FROM THE SEC OR BY CONTACTING THE COMPANY.


                     STEEL TECHNOLOGIES INC.
                 UNAUDITED FINANCIAL HIGHLIGHTS
              (In thousands, except per share data)

                                              THREE MONTHS ENDED
                                                 December 31
                                              ------------------
                                               2000       1999
                                               ----       ----
Net sales                                    $110,861   $104,890
Net income                                      1,782      3,651
Diluted earnings per common share                 .17        .33
Diluted weighted average number of
  shares outstanding                           10,397     11,186

                     STEEL TECHNOLOGIES INC.
              CONDENSED CONSOLIDATED BALANCE SHEETS

                                       December 31 September 30
                                           2000        2000
(In thousands)                         (Unaudited)  (Audited)
-----------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents             $    829    $  4,469
   Trade accounts receivable, net          61,823      67,039
   Inventories                             80,794      79,925
   Deferred income taxes                    2,579       2,579
   Prepaid expenses and other assets        1,098       1,043
                                         --------    --------
      Total current assets                147,123     155,055

Property, plant and equipment, net        117,011     118,214

Investments in corporate
  joint ventures                           20,990      20,756

Goodwill, net of amortization              19,429      19,613

Other assets                                1,739       1,751
                                         --------    --------
                                         $306,292    $315,389
                                         ========    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                      $ 44,486    $ 44,645
   Accrued liabilities                      7,600       6,734
   Income taxes payable                     1,132         -
   Long-term debt due within one year       6,250       6,248
                                         --------    --------
      Total current liabilities            59,468      57,627

Long-term debt                            105,218     115,394
Deferred income taxes                      14,973      15,240
Other liabilities                             -            96
                                         --------    --------
                                          179,659     188,357

Commitments and contingencies

Shareholders' equity:
   Preferred stock                            -           -
   Common stock                            17,303      17,287
   Treasury stock                         (14,970)    (13,811)
   Additional paid-in capital               4,909       4,909
   Retained earnings                      121,283     120,125
   Accumulated other comprehensive
     loss                                  (1,892)     (1,478)
                                         --------    --------
      Total shareholders' equity          126,633     127,032
                                         --------    --------
                                         $306,292    $315,389
                                         ========    ========

                     STEEL TECHNOLOGIES INC.
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME


(In thousands, except
per share results)                    For the Three Months Ended
(Unaudited)                                  December 31
-----------------------------------------------------------------
                                          2000         1999
                                          ----         ----
Sales                                   $110,861     $104,890
Cost of goods sold                        99,393       91,669
                                        --------     --------
     Gross profit                         11,468       13,221

Selling, general and
  administrative expenses                  6,975        6,568
Equity in net income of unconsolidated
  corporate joint venture                    234          404
                                        --------     --------
  Operating income                         4,727        7,057

Interest expense, net                      1,888        1,344
                                        --------     --------
   Income before income taxes              2,839        5,713

Provision for income taxes                 1,057        2,062
                                        --------     --------
   Net income                           $  1,782     $  3,651
                                        ========     ========

Weighted average number of common
   shares outstanding-diluted             10,397       11,186
                                        ========     ========

Diluted earnings per common share       $   0.17     $   0.33
                                        ========     ========

Weighted average number of common
   shares outstanding-basic               10,388       11,095
                                        ========     ========

Basic earnings per common share         $   0.17     $   0.33
                                        ========     ========

Cash dividends per common share         $   0.06     $   0.06
                                        ========     ========

    CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)                       For the Three Months Ended
(Unaudited)                                 December 31
----------------------------------------------------------------
                                          2000         1999
                                          ----         ----

Net income                              $  1,782     $  3,651
   Foreign currency translation
     adjustment                             (414)          26
                                        --------     --------
Comprehensive income                    $  1,368     $  3,677
                                        ========     ========